Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of VS Holdings, Inc. and Subsidiary dated March 18, 2009, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109”, effective December 31, 2006), appearing in the Annual Report on Form 10-K of VS Holdings, Inc. for the year ended December 27, 2008.

DELOITTE & TOUCHE LLP

November 4, 2009